Exhibit 5.1

Julie M. Robinson

T: +1 858 550 6092

robinsonjm@cooley.com

December 18, 2014

Bellicum Pharmaceuticals, Inc.

2130 W. Holcombe Blvd., Ste. 800

Houston, TX 77030

Ladies and Gentlemen:

We represent Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 8,749,116 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 167,056 shares (the “2006 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2006 Stock Option Plan (the “2006 Plan”), (ii) 2,449,090 shares (the “2011 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2011 Stock Option Plan (the “2011 Plan”), (iii) 141,176 shares reserved for issuance upon the exercise of options issued under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), a restricted stock award covering 117,647 shares issued under the 2014 Plan, and 5,324,147 shares initially reserved for issuance pursuant to the 2014 Plan (collectively, the “2014 Plan Shares”), and (iv) 550,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2006 Plan, the 2011 Plan, and the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion the 2006 Plan Shares, when sold and issued in accordance with the 2006 Plan, the 2011 Plan Shares, when sold and issued in accordance with the 2011 Plan, the 2014 Plan Shares, when sold and issued in accordance with the 2014 Plan, and the ESPP Shares, when sold and issued in accordance

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Bellicum Pharmaceuticals, Inc.

December 18, 2014

Page Two

with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Julie M. Robinson
Julie M. Robinson

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM